Exhibit 99.1

Pope Resources Announces An 8% Increase In Quarterly Distribution

POULSBO, Wash., Aug. 6, 2015 /PRNewswire/ -- Pope Resources (NASDAQ:POPE) announced today a quarterly distribution of $0.70 per unit, effective for unitholders of record on August 20, 2015 and payable on September 3, 2015. This represents a $0.05, or 8%, increase from the prior quarterly distribution of $0.65 per unit. "We are pleased to announce this increase in our distribution payout, which reflects our confidence in the current and future cash flow generating capacity of the Partnership," said Tom Ringo, President and CEO.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Pope Resources' distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Pope Resources' distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax result.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 193,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: John Lamb, 360.697.6626, Fax 360.697.1156